Exhibit 10.23

SAFARILAND GROUP

Amended and Restated

2021 PHANTOM RESTRICTED SHARE Plan

1.	Defined Terms

Exhibit A, which is incorporated herein by reference, defines certain terms used in this Plan.

2.	Purpose

The purposes of this Plan are: (a) to promote the growth and interests of the Company by attracting and retaining Employees, consultants and advisors with the training, experience and ability to enable them to make a significant contribution to the success of the business of the Company; and (b) to provide for the grant of cash-based Awards to Participants.

3.	Limits on Awards Under the Plan

A maximum of 1,433,500 Phantom Shares may be issued in respect of Awards under this Plan (the “Maximum Phantom Share Number”). For purposes of this Section 3, any Phantom Shares that have been forfeited and cancelled as provided in any Award Agreement or pursuant to the Plan will be automatically added back to the Maximum Phantom Share Number, unless the Phantom Shares are forfeited due to a Participant’s termination of employment due to Cause or the Participant’s breach of a Restrictive Agreement (as defined in the applicable Award Agreement).

4.	Eligibility and Participation

The Administrator will select Participants from among those Employees, consultants, and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates.

5.	Rules Applicable to Awards

(a)            Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. Unless otherwise determined by the Administrator, all Awards will be made pursuant to the terms and conditions set forth in a Phantom Share Award Agreement approved by the Administrator (an “Award Agreement”). By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and this Plan.

(b)            Transferability. Except as the Administrator otherwise expressly consents to in writing, no rights under or in respect of any Award and no Phantom Shares subject to any Award may be Transferred other than by will or by the laws of descent and distribution. In addition, the Transfer of Phantom Shares will be subject to all further restrictions on Transfer contained in the Award Agreement governing the Award. Any attempted Transfer of Phantom Shares in violation of any of the foregoing restrictions or any restrictions on Transfer contained in the Award Agreement governing the Award shall be null and void ab initio and result in an automatic forfeiture and cancellation of all Phantom Shares subject to such attempted Transfer.

(c)            Vesting, etc. The Administrator may determine the time or times at which an Award will vest and such time or times shall be set forth in the Award Agreement in respect of such Award. Without limiting the foregoing, the Administrator may at any time accelerate the vesting of Phantom Shares subject to an Award Agreement. Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant’s Employment, all Phantom Shares subject to an Award Agreement that are then-held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be automatically forfeited and cancelled for no consideration.

(d)            Timing of Payment. Except as otherwise set forth in an Award Agreement, no amount shall be payable with respect to Phantom Shares prior to a Qualifying Exit Event. In the event that amounts, if any, become payable with respect to Phantom Shares on a Qualifying Exit Event, such amounts shall be paid by the Company or an Affiliate thereof, as appropriate, as soon as reasonably practicable following consummation of such Qualifying Exit Event, but in no event later than March 15 following the year in which the Qualifying Exit Event occurs. In the event that amounts, if any, become payable with respect to Phantom Shares in connection with a vesting event that follows a Qualifying Exit Event, such amounts shall be paid by the Company or an Affiliate thereof, as appropriate, on or as soon as reasonably practicable following such vesting event, but in no event later than March 15 following the year in which the vesting event occurs.

(e)            Release Condition. If requested by the Administrator, any amount payable under the Plan in respect of a Phantom Share will be subject to the Participant’s execution, and nonrevocation, of an effective release of claims, which release of claims will include, among other things, an acknowledgement and agreement that the calculation of such amount is correct and complete and that such Participant is not entitled to any further amounts under the Plan with respect to such Phantom Shares.

(f)            Withholding. The Administrator will make such provision for the withholding of taxes (or similar liability) or any other required tax payments in any jurisdiction as it deems necessary or appropriate.

(g)            Unfunded and Unsecured Interests. The obligations of the Company hereunder shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company or any Affiliate thereof for the benefit of the Participant.

(h)            Rights Limited. Nothing in this Plan will be construed as giving any Person the right to continued employment or service with the Company or its Affiliates. The loss of potential payment in respect of an Award will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(i)            Section 409A; Limitation of Liability

(i)            Awards under the Plan are intended to either be exempt from or comply with the rules of Section 409A of the Code, and each such Award shall be construed accordingly. Granted Awards may be modified at any time, in the Administrator’s discretion, to the extent necessary to maintain such exemption or compliance, as applicable, from Section 409A of the Code.

(ii)            Notwithstanding anything to the contrary in this Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any Person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of the Award to satisfy or the requirements for exemption under Section 409A of the Code, by reason of Section 4999 of the Code or for any other reason.

6.	Effect of Covered Transaction; CHANGES IN CAPITALIZATION

Except as otherwise provided in an Award Agreement, the following provisions shall apply in the event of any Covered Transaction:

(a)            Assumption or Substitution. In connection with a Covered Transaction, the Administrator may provide for the assumption of some or all Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or the parent or other affiliate of the Company or the acquiror or survivor. Any such new awards may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any vesting conditions or other restrictions to which the Award was subject prior to such substitution.

(b)            Termination of Awards upon Consummation of a Covered Transaction. Unless otherwise specified by the Administrator, and subject to Section 6(c) below, each unvested Award that is not assumed pursuant to Section 6(a) above will terminate automatically upon consummation of the Covered Transaction; provided, that the Administrator shall have the discretion to require that any amounts that would have been delivered, exchanged or otherwise paid in respect of unvested Phantom Shares in connection with the Covered Transaction (if such Phantom Shares had been vested at the time of such Covered Transaction) be made payable in the future subject to such vesting and other restrictions as the Administrator deems appropriate to carry out the intent of any relevant vesting provisions contained in the Award Agreements relating thereto.

(c)            Acceleration of Vesting in the Discretion of the Administrator. In connection with any Covered Transaction the Administrator may provide for the acceleration of the vesting of unvested Phantom Shares subject to Award Agreements. Except as so determined by the Administrator in its discretion or as expressly set forth in an Award Agreement, there shall be no acceleration of vesting of Awards in connection with any Covered Transaction.

(d)            Adjustment in Respect of Changes in Capitalization. If there shall occur any change with respect to the Company or any of its Affiliates by reason of any recapitalization, reclassification, unit or stock split, reverse unit or stock split or any merger, dividend, reorganization, consolidation, combination, spin-off or other similar change that affects the Phantom Shares, the Administrator may, in the manner and to the extent that it deems appropriate and equitable in its discretion, cause an adjustment to be made to the number of Phantom Shares granted hereunder or any other terms hereunder that are affected by the event in order to prevent dilution or enlargement of the Participant’s rights hereunder (including, if deemed appropriate and equitable, provide for a payment to be made in respect of the Phantom Shares), in all cases, having due regard for requirements of Section 409A of the Code, and the regulations and guidance promulgated thereunder, if and to the extent applicable.

7.	Amounts Payable in Respect of an Award IN THE EVENT OF A QUALIFYING EXIT EVENT

In connection with a Qualifying Exit Event, each Phantom Share that is vested (whether or not by reason of such Qualifying Exit Event) and outstanding as of the consummation of the Qualifying Exit Event shall be automatically cancelled in exchange for the right to receive a payment (subject to Section 6 above and the other provisions of this Plan and the applicable Award Agreement) equal to the Phantom Payment Amount. Any amounts payable hereunder shall be payable by either the Company or the Affiliate for which the Participant provides services in accordance with Section 5(d) above.

For the avoidance of doubt, except as otherwise provided herein, all unvested Phantom Shares shall be cancelled for no consideration upon the consummation of a Qualifying Exit Event provided, however, that (i) in the event that the Qualifying Exit Event is one in which the Sponsors receive exclusively marketable securities of a successor entity (including, for the avoidance of doubt, any Qualifying Exit Event involving a special purpose acquisition vehicle where exclusively marketable securities are received) then, unless as otherwise determined by the Administrator in its sole discretion, the unvested Phantom Shares shall remain outstanding and continue to vest in accordance with the terms of the applicable Award Agreement and (ii) in the event that the Qualifying Exit Event is an Initial Public Offering, then, unless as otherwise determined by the Administrator in its sole discretion, the unvested Phantom Shares shall remain outstanding and continue to vest in accordance with the terms of the applicable Award Agreement.

Whether amounts become payable under the Plan in connection with or following a Qualifying Exit Event and the amount of each Phantom Payment Amount shall, in each case, be determined by the Administrator in accordance with this Section 7 in its sole discretion.

8.	Administration

The Administrator has discretionary authority, subject only to the express provisions of this Plan, to interpret this Plan, determine eligibility for and grant Awards, determine, modify or waive the terms and conditions of any Award, determine amounts payable under the Plan, prescribe all forms, rules and procedures relating to this Plan and Awards hereunder and otherwise do all things necessary to carry out the purpose of this Plan. Determinations of the Administrator made under this Plan will be conclusive and will bind all interested parties, including all Participants and all successors, assigns and transferees thereof.

9.	Amendment and Termination

The Administrator may at any time or times amend this Plan or any outstanding Award for any purpose that may at the time be permitted by law, and may at any time terminate this Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in this Plan, the Administrator may not, without the Participant’s consent, alter the terms of an outstanding Award in a manner that would reasonably be expected to have a material adverse effect on the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the granting of the Award, provided that any amendment to comply with applicable law, to preserve the tax treatment of such Award or to increase the number of Phantom Shares that may be granted under the Plan shall be expressly permitted under the terms of this Plan.

10.	The Plan and all Awards granted hereunder (whether vested or unvested) shall automatically, and without any action on the part of the Company, Administrator, or any Participant hereunder, as applicable, be terminated for no consideration on the earlier of: (a) an Exit Event in which the Administrator determines that Net Proceeds do not equal or exceed the Payment Threshold Amount, and (b) MARCH 15, 2025 if no Qualifying Exit Event has occurred prior to such date. If a Qualifying Exit Event occurs prior to MARCH 15, 2025, the Plan will automatically terminate on the date that there are no longer any Awards outstanding hereunder.

11.	Governing Law; Severability

The validity, construction, and effect of this Plan shall be determined in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

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Exhibit A

Definitions of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator” means the Board, except that the Board may delegate its authority under the Plan to a committee, in which case, thereafter, references herein and in the Plan to the Administrator refer to such committee.

“Affiliate” means all Persons directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Award” means an award of Phantom Shares under the Plan.

“Award Agreement” has the meaning set forth in Section 5(a) of the Plan.

“Board” means the Company’s board of directors.

“Cause” means (a) if a Participant is a party to a currently effective employment, severance, or other agreement with the Company or one of its Affiliates in which “cause” is defined, the occurrence of any circumstances defined as “cause” in such employment, severance, or other agreement, or (b) if a Participant is not party to such a currently effective employment, severance, or other agreement with the Company or one of its Affiliates, (i) such Participant’s commission or conviction of, or indictment for, or plea of guilty of no contest to, (A) a felony or (B) a criminal act involving fraud, misappropriation, embezzlement, theft, or moral turpitude; (ii) such Participant’s willful misappropriation of the funds or property of the Company or any of its Affiliates; (iii) the failure by such Participant to perform his or her material duties or comply with the lawful and reasonable instructions of the Board or his or her direct supervisor in a manner consistent with his or her position and duties hereunder, which breach or violation remains uncured (if curable) for a period of ten (10) business days after written notice of such breach or violation from the Company to such Participant; (iv) any material act or material omission of such Participant in aiding or abetting a competitor, vendor, or client of the Company or any of its Affiliates to the disadvantage or detriment of the Company or any of its Affiliates; (v) such Participant’s material violation of any agreement with the Company or any of its Affiliates that contains non-competition, non-solicitation, non-hire, non-disparagement, confidentiality, or assignment of intellectual property restrictions to which the Participant is subject; (vi) such Participant’s gross negligence or willful misconduct with respect to the Company or any of its Affiliates, which breach or violation remains uncured (if curable) for a period of ten (10) business days after written notice of such breach or violation from the Company to such Participant; (vii) reporting to work under the influence of alcohol or illegal drugs in a manner that adversely affects such Participant’s performance of his or her duties; (viii) any willful conduct causing the Participant, the Company or any of their respective Affiliates substantial public disgrace or substantial disrepute or substantial economic harm; (ix) the material violation of material written policies (including those relating to sexual harassment or business conduct) of the Company or any of its Affiliates (as in effect from time to time) made known to such Participant, which breach or violation remains uncured (if curable) for a period of ten (10) business days after written notice of such breach or violation from the Company to such Participant; provided that, if within six (6) months following a Participant’s Termination for a reason other than Cause, the Board determines in good faith that such Participant’s Termination could have been a Termination for Cause, then for all purposes of the Plan and the Award Agreements, such Participant shall be deemed to have been Terminated for Cause retroactively to the date of such Participant’s Termination.

“Change of Control” means (a) the replacement of the majority of the Board with individuals selected by any person (or group of persons acting in concert) other than the Sponsors and their affiliates (or group of persons that includes the Sponsors or one or more of their affiliates), when the replacement managers or directors, as the case may be, were not endorsed by a majority of the members of the pre-existing Board, as applicable, or (b) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, any person (or group of persons acting in concert) other than the Sponsors and their affiliates (or group of persons that includes the Sponsors or one or more of their affiliates), directly or indirectly, holds more than 50% of the total voting power of the capital stock of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means Maui Acquisition Corp., a Delaware corporation.

“Covered Transaction” means any of (a) a consolidation, merger, recapitalization, reclassification, reorganization, exchange of securities, or other similar transaction or series of related transactions, including a sale or other disposition of equity interests, in which the Company is not the surviving entity or which results in the direct or indirect acquisition of all or substantially all of the equity interests in the Company by a single Person or by a group of Persons, including by means of any disposition of a Subsidiary (whether by means of a sale of equity securities, merger or otherwise); (b) a sale or transfer of all or substantially all the assets of the Company and its Affiliates, taken as a whole; (c) a dissolution or liquidation of the Company, or (d) any other Change of Control transaction not described in clauses (a) or (c) above.

“Effective Date” means the date on which the Plan is adopted by the Board.

“Employee” means any individual who is employed by or a service provider to the Company or an Affiliate.

“Employment” means a Participant’s employment or other service relationship with the Company and/or its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 4 of the Plan to the Company or its Affiliates, provided, that, if a Participant is both an employee and a director or member of a board of managers of the Company or any of its Affiliates, as applicable, Employment with respect to such Participant shall only mean service as an employee of the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have Terminated when the entity ceases to be an Affiliate unless the Participant transfers his or her service relationship to the Company or its remaining Affiliates. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. The term “Employed” has a correlative meaning.

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“Exit Event” means a Change of Control or an Initial Public Offering.

“Initial Public Offering” means the initial public offering and sale of equity securities for cash pursuant to an effective Registration Statement under the Securities Act of 1933, as amended.

“Maximum Phantom Share Number” has the meaning set forth in Section 3 of the Plan.

“Net Proceeds” means the aggregate amount of all cash and, at the sole discretion of the Board, non-cash proceeds received by the holders of equity interests of the Company or of capital stock or other equity interests in any of its parent companies (without double counting) in connection with an Exit Event, net of all purchase price adjustments, transaction expenses, fees and costs, but before giving effect to any payments to be made pursuant to the Plan, which such amount may (but shall not be required to) be adjusted by the Board in its sole discretion at any time prior to the completion of an Exit Event to fairly reflect changes in the value of the equity interests of the Company as result of the purchase and subsequent retirement of any debt incurred in connection with any recapitalization or other distribution transaction completed prior to such Exit Event. Any non-cash proceeds from an Exit Event shall be valued in good faith by the Board, which determination shall be final and binding on all holders of Phantom Shares.

“Participant” means an individual who is granted an Award under the Plan.

“Payment Threshold Amount” means $250,000,000, which amount shall be automatically increased, from time to time and without further action by the Board or any other person, to reflect the aggregate amount of any additional capital invested in the Company or any of its parent companies on or after the Effective Date by the holders of equity interests in the Company or of capital stock or other equity interests in any of its parent companies.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

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“Phantom Payment Amount” means the amount that would have been payable in respect of a vested Phantom Share on the closing of a Qualifying Exit Event (without regard to cash proceeds placed in escrow or subject to earn-out, adjustment, or other post-closing event) or, if applicable, as of an applicable vesting date following a Qualifying Exit Event, had such vested Phantom Share been one share of Common Stock. The Phantom Payment Amount shall be paid in the form of cash; provided, however, in the event that consideration received in connection with the Qualifying Exit Event includes non-cash consideration, the Administrator may decide, in its sole discretion, to pay a percentage of any Phantom Payment Amount due to a holder with such non-cash consideration, such percentage to be equal to the percentage that non-cash consideration represents of the total consideration received by the Sponsors and/or their affiliates from such Qualifying Exit Event; provided, further, that in the event of a Qualifying Exit Event in which the Sponsors receive exclusively marketable securities of a successor entity then, unless as otherwise determined by the Administrator, the Phantom Payment Amount shall be paid in marketable securities of such successor entity; provided further, that in the event the Qualifying Exit Event is an Initial Public Offering, then, unless otherwise determined by the Administrator, the Phantom Payment Amount shall be paid in marketable securities of the issuer in the Initial Public Offering (whether the Company or a successor thereof) or in cash, at the Administrator’s discretion. Notwithstanding the foregoing, the payment of any non-cash consideration to a holder (including the payment of marketable securities) may not violate any applicable laws and regulations, including federal and state securities laws and regulations.

“Phantom Share” means a notional share granted to an Employee or other service provider pursuant to the Plan in respect of services to the Company or its Affiliates.

“Plan” means this Safariland Group Amended and Restated 2021 Phantom Restricted Share Plan, as from time to time amended, modified or supplemented and in effect.

“Qualifying Exit Event” means an Exit Event where the aggregate Net Proceeds as of the Closing of such Qualifying Exit Event, as determined by the Administrator in its sole discretion, equals or exceeds the Payment Threshold Amount.

“Registration Statement” means a registration statement filed by the Company with the Securities and Exchange Commission for public offering and sale of securities of the Company.

“Sponsors” means Kanders SAF, LLC and Warren Kanders.

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Termination,” “Terminated” or “Terminates” means that a Participant’s Employment with the Company and all of its Affiliates has ceased for any reason whatsoever (including, but not limited to, by reason of redundancy, death, permanent disability or adjudicated incompetency).

“Transfer” means any transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly, whether effected with or without consideration, voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death.

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